Exhibit 99.1

Sybase, Inc. Announces Repurchase Right, Fundamental Change and Non-Stock Fundamental Change Relating to its 3.50% Convertible Senior Notes Due 2029

DUBLIN, Calif. — July 27, 2010 — Sybase, Inc. (NYSE:SY), an industry leader in enterprise and mobile software, today announced that, in connection with the closing of the acquisition of Sybase by Sheffield Acquisition Corp., a wholly owned subsidiary of SAP America, Inc., pursuant to a “first-step” cash tender offer for all outstanding Sybase common shares at $65.00 per share, and the anticipated closing of the “second-step” cash merger of Sheffield Acquisition Corp. with and into Sybase at the same price per share, with Sybase being the surviving entity, Sybase is delivering notice to the holders of its 3.50% Convertible Senior Notes Due 2029 that they may elect to convert their notes in whole or in part (in principal amount of $1,000 and integral multiples thereof) pursuant to the Fundamental Change and Non-Stock Fundamental Change (in each case, as defined in the indenture under which the notes were issued) that occurred with regard to the transactions.

Noteholders may elect to convert their notes in connection with the Non-Stock Fundamental Change at any time from July 26, 2010 up to the close of business on August 17, 2010 (the “Make-Whole Convertibility Period”) at an increased conversion rate of 22.9939 shares per $1,000 principal amount of notes. The indenture provides that this payment upon conversion shall be payable by Sybase in cash in an amount equal to the conversion rate multiplied by the merger consideration per share.

In order to receive the increased conversion rate as set forth above, noteholders must surrender their notes for conversion during the Make-Whole Convertibility Period. If a noteholder fails to convert its notes during the Make-Whole Convertibility Period, Sybase anticipates that the noteholder will be entitled to convert its notes up until the business day immediately preceding the maturity date of the notes in accordance with the terms of the indenture. However, such noteholder will not be entitled to any increase in the conversion rate due to the Non-Stock Fundamental Change subject of this notice, and the notes will be convertible at a rate of 20.8836 shares per $1,000 principal amount of notes.

Sybase has also announced that, as a result of the Fundamental Change described above and as an alternative to the conversion option described above, noteholders have the right to require Sybase to repurchase all of their notes (or portions thereof that are integral multiples of $1,000 in principal amount) on August 18, 2010 at a repurchase price payable in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, August 18, 2010.

Noteholders should read carefully the notice they will be receiving regarding their conversion rights and their rights to require Sybase to repurchase their notes in connection with the Fundamental Change and Non-Stock Fundamental Change, as it contains important information as to the procedures and timing for the exercise of such rights, as well as information regarding the interest payable by Sybase on the notes.

About Sybase, Inc.

Sybase is an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information. We are recognized globally as the performance leader, proven in the most data-intensive industries and across all systems, networks and devices. Our information management, analytics and enterprise mobility solutions have powered the world’s most mission-critical systems in financial services, telecommunications, manufacturing and government. For more information, visit http://www.sybase.com. Read Sybase blogs: http://blogs.sybase.com.

Forward-Looking Statements

Certain statements in this release concerning Sybase, Inc. are forward-looking and involve a number of uncertainties and risks, including the anticipated timing of the closing of the merger, the ability to close the merger considering the various closing conditions, uncertainty as to the success of any post-merger integration of the companies and their affiliates, and any assumptions underlying or arising from any of the foregoing. All forward-looking statements in this release represent Sybase’s judgment only as of the date of this release. Actual events may differ from current expectations based upon a number of factors including the risks and uncertainties set forth above. Therefore, the reader is cautioned not to rely upon these forward-looking statements. Sybase disclaims any intent or obligation to update these forward-looking statements. Additional information concerning Sybase’s risk factors may be found in its reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the three-month period ended March 31, 2010.

CONTACT:

Sybase Investor Relations

Charlie Chen, 925-236-6015

charlie@sybase.com

Lynne Farris, 925-236-8797

lynne.farris@sybase.com